For the semi-annual period ended November 30, 2003
File number 811-5206
Jennison Natural Resources Fund, Inc.
(formerly Prudential Natural Resources Fund, Inc.)



SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders

A Special Meeting of Shareholders of Jennison Natural Resources Fund, Inc. was held on July 17, 2003. At such meeting, the shareholders of the Fund approved the following proposal.



01.	Votes on Directors	                	Votes For		Withheld

        David E.A. Carson			4,195,789		56,916
        Robert E. La Blanc			4,193,845		58,860
        Douglas H. McCorkindale		4,199,805		52,900
        Stephen P. Munn*			4,201,244		51,461
        Richard A. Redeker			4,200,574		52,131
        Robin B. Smith			4,200,554		52,151
        Stephen Stoneburn 			4,197,649		55,056
        Clay T. Whitehead			4,199,652		53,053
        Robert F. Gunia			4,200,043		52,662
        Judy A. Rice				4,198,851		53,854



____________________________________________
* Mr. Munn resigned effective November 30, 2003.





t:  \Cluster 1\N-SAR\NRF\1-04\77C.doc.